Execution Version

Exhibit 10.3

INVESTOR RIGHTS AGREEMENT

between

BT DE INVESTMENTS INC.

and

CHARLOTTE’S WEB HOLDINGS, INC.

NOVEMBER 14, 2022

[Certain information indicated by [***] has been excluded from this Exhibit 10.3 because it is private or confidential and not material.]

TABLE OF CONTENTS

Article 1
DEFINITIONS AND INTERPRETATION

Article 2
NOMINATION RIGHTS

Article 3
INFORMATION RIGHTS AND ACCESS; CONFIDENTIALITY

Section 3.1	Information Rights and Access.	14
Section 3.2	Confidentiality.	14

Article 4
BAT GROUP REPRESENTATIVE

Section 4.1	BAT Group Representative.	16

Article 5
PRE-EMPTIVE RIGHT AND TOP-UP RIGHT

Section 5.1	Pre-Emptive Right.	16
Section 5.2	Top-Up Right.	17
Section 5.3	Required Approvals.	19

Article 6
REGISTRATION RIGHTS

( i )

Article 7
DUE DILIGENCE; INDEMNIFICATION

Article 8
OTHER COVENANTS

Article 9
REPRESENTATIONS AND WARRANTIES

Section 9.1	Representations and Warranties.	31

Article 10
GENERAL PROVISIONS

( ii )

ADDENDA

Schedule A         Registration Rights Procedures

Schedule B         Competitors of the Company

Schedule C         Competitors of the Security Holder

( iii )

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT dated November 14, 2022 (this “Agreement”) is made by and between BT DE INVESTMENTS INC., a corporation existing under the Laws of the State of Delaware (the “Security Holder”), and CHARLOTTE’S WEB HOLDINGS, INC., a corporation existing under the Laws of the Province of British Columbia (the “Company”).

RECITALS:

A.	The Security Holder wishes to subscribe for a Convertible Debenture (as defined below), pursuant to a subscription agreement dated as of the date hereof (the “Subscription Agreement”) by and between the Security Holder and the Company (the “Investment”).
B.	In connection with the closing of the Investment, the Security Holder and the Company wish to set forth their agreements regarding the Security Holder’s rights as a securityholder of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.1      Definitions.

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Business Corporations Act (British Columbia).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, with respect to the Security Holder, “Affiliate” shall also include (1) BAT Parent and (2) all entities in which BAT Parent owns, directly or indirectly, an equity ownership of at least 50%.

“Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“At-the-Market Distribution” means a distribution of Common Shares pursuant to an at-the-market program implemented by the Company pursuant to NI 44-102 or similar offerings implemented in accordance with applicable United States securities Laws.

“Available Nominees” means, at any time, the maximum number of Directors based on the size of the Board at such time.

“Audit Committee” means the Audit Committee of the Board, as the same may be constituted from time to time.

“Authorization” means, with respect to any Person, any Order, license, permit, certification, approval, registration, consent, authorization, clearance, franchise, qualification, filing, privilege, variance or exemption issued or granted by, or any Contract with, any Governmental Authority having jurisdiction over such Person and/or any of its assets or any applicable stock exchange on which securities of such Person are listed, as the same may have been, or may from time to time be, amended, supplemented or replaced.

“BAT Group Representative” has the meaning ascribed to such term in Section 4.1(1).

“BAT Group” means, collectively, BAT Parent and its Affiliates, and “member of the BAT Group” means any one of them, as the context requires.

“BAT Group Permitted Holders” means, collectively, the Security Holder and any other member of the BAT Group.

“BAT Parent” means British American Tobacco plc.

“Board” means the board of directors of the Company, as the same may be constituted from time to time.

“Board Observer” means each of the individuals designated as an observer of the Board pursuant to Section 2.3(5).

“Bought Deal Distribution” means a public offering of securities as described in the definition of “bought deal agreement” in Section 7.1 of National Instrument 44-101 - Short Form Prospectus Distributions or similar offerings implemented in accordance with applicable United States securities Laws.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, New York City, New York or London, United Kingdom are authorized or required by Law to close.

“Cannabis” means (1) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, derivatives, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from the cannabis plant); and (2) biologically or synthetically synthesized analogs of cannabinoids extracted from the cannabis plant using micro-organisms, including (a) cannabis and marijuana or marihuana (as defined under Law, including the Cannabis Act and Section 802 of Title 21 of the United States Code) and (b) “hemp” or “industrial hemp” (as is defined in the Industrial Hemp Regulations issued under the Cannabis Act, Section 1639(o) of Title 7 of the United States Code, or other applicable Laws).

“Cannabis Act” means the Cannabis Act (Canada).

“Cannabis Authorizations” means all Authorizations issued or granted, or required to be issued or granted, to a Person under or pursuant to Cannabis Laws, including all Contracts with Governmental Authorities thereunder or relating thereto.

“Cannabis Laws” means all Laws and other statutory requirements relating to Cannabis, including the Cannabis Act, and all Cannabis Authorizations.

“Committee” means each of the Audit Committee, Compensation Committee, the Corporate Governance and Nominating Committee and any other committee of the Board established by the Board from time to time.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning ascribed to such term in the preamble to this Agreement.

“Company Initiated Prospectus Distribution” has the meaning ascribed to such term in Section 6.3(1)(a).

“Company Shareholders” means, collectively, all Persons that own and/or control, directly or indirectly, Common Shares.

“Compensation Committee” means the Compensation Committee of the Board, as the same may be constituted from time to time.

“Competitor” means (1) with respect to the Company, the entities listed on Schedule B attached hereto (as such Schedule may be amended or supplemented from time to time by Company with the consent of the BAT Group Representative (which consent shall not be unreasonably withheld, conditioned or delayed) and (2) with respect to the Security Holder, the entities listed on Schedule C attached hereto (as such Schedule may be amended or supplemented from time to time by the BAT Group Representative with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

“Conditions” has the meaning ascribed to such term in Section 2.5.

“Confidential Information” means, with respect to the Company and its Subsidiaries, on the one hand, and the Security Holder and its Affiliates, on the other hand, all confidential or proprietary information, intellectual property and confidential facts relating to the business and affairs of the Company and its Subsidiaries, on the one hand, or the Security Holder and its Affiliates, on the other hand, respectively, including their respective customers, products, services, technology, trade secrets, know-how, systems and operations; provided, that “Confidential Information” does not include any information that: (1) is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by the Security Holder or any of its Affiliates or any of their respective Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, in violation of Section 3.2; (2) is or becomes available to the Security Holder or its Affiliates or any of their respective Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, on a non-confidential basis from a source other than the other or any of its Representatives, as applicable, unless the applicable Person knew, after reasonable inquiry, that such source was prohibited from disclosing the information to it by a contractual, fiduciary or other legal obligation; or (3) the Security Holder, on the one hand, or the Company, on the other hand, can show was independently acquired or developed by or on behalf of the Security Holder or any of its Affiliates or any of their respective Representatives, on the one hand, or by the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, prior to the disclosure by or on behalf of the other of, and without the use of any, Confidential Information.

“Constating Documents” means, collectively, the notice of articles and articles of the Company, or other similar formation documents, as applicable and other constating documents of the Company and its Subsidiaries, in each case, as the same may be amended, restated, replaced, modified and/or supplemented from time to time.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instruments, arrangement, obligation, understanding or other commitment, in each case whether written or oral.

“control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs, management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “controlling” and “controlled by”, shall have correlative meanings.

“Convertible Debenture” means the convertible debenture due on the seventh anniversary of the date hereof, in an aggregate principal amount of $75,341,080 issued on and dated as of the date hereof, as the same may hereafter be amended.

“Convertible Securities” means any securities in the capital of the Company or any of its Subsidiaries that are convertible into, exercisable or exchangeable for, or otherwise grant the right to acquire, Common Shares (for greater certainty, including the Convertible Debenture, any warrants, stock options, subscription receipts and any equity grants issued pursuant to the Equity Incentive Plans from time to time).

“Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board, as the same may be constituted from time to time.

“Demand Registration” has the meaning ascribed to such term in Section 6.1(1).

“Director” means a director on the Board.

“Director Nominees” means, collectively, the Nominees designated as such, by the BAT Group Representative pursuant to Section 2.5, and “BAT Director Nominee” means any one of them, as the context requires.

“Directors Election Meeting” means any meeting of Company Shareholders at which individuals are proposed for election as Directors.

“Distributed Securities” means any Common Shares or Convertible Securities distributed or issued pursuant to a Distribution.

“Distribution” means any distribution or issuance by the Company or any of its Subsidiaries of Common Shares and/or Convertible Securities (for greater certainty, including any Prospectus Distribution and the payment of any dividend in Common Shares and/or Convertible Securities), other than any (1) Exempt Distribution and (2) issuance of Common Shares upon exercise or vesting of Convertible Securities in the Ordinary Course pursuant to the Equity Incentive Plans.

“Distribution Notice” has the meaning ascribed to such term in Section 5.1(2).

“Equity Incentive Plans” means, collectively, all plans of the Company and/or any of its Subsidiaries in effect from time to time pursuant to which securities of the Company and/or any of its Subsidiaries may be issued, or options or other securities convertible or exercisable into, or exchangeable for, securities of the Company and/or any of its Subsidiaries may be granted, to the Persons set out therein, including the equity incentive plan approved by the Company Shareholders at the annual general and special meeting of the Company Shareholders held on June 9, 2021 and any equity incentive plan of the Company approved by the Board that is substantially similar to such plan.

“Exempt Distribution” means any distribution or issuance by the Company or any of its Subsidiaries approved by the Board of: (1) Convertible Securities issued, and Common Shares issued on the exercise, conversion or exchange of such Convertible Securities, in each case pursuant to the Equity Incentive Plans in accordance with the terms thereof; (2) Common Shares pursuant to the exercise, conversion or exchange of any issued and outstanding Convertible Securities on the date hereof, including the Convertible Debenture, in accordance with the terms thereof, as applicable; (3) Common Shares pursuant to the exercise, conversion or exchange of Convertible Securities in accordance with the terms thereof, in each case, where such Convertible Securities were issued pursuant to the Pre-Emptive Right in accordance with Section 5.1 or Top-Up Rights in accordance with Section 5.2; (4) Common Shares as purchase price consideration in connection with any business acquisition by the Company or any of its Subsidiaries, whether structured as a purchase of shares or assets and/or effected pursuant to an amalgamation, arrangement, merger or other business combination transaction; (5) Common Shares as de minimis equity kickers to bona fide third party debt financing sources of the Company or any of its Subsidiaries; (6) Common Shares pursuant to any At-the-Market Distribution or Bought Deal Distribution; (7) distributions or issuances which, pursuant to Securities Laws and applicable United States securities Laws, would require shareholder approval (but only to the extent that the participation of the BAT Group Permitted Holders triggers such requirement); (8) Common Shares issued pursuant to any employee share purchase plan in effect; (9) securities issuable pursuant to any contractual obligation existing as of the date hereof; and (10) Common Shares issuable by way of a dividend to all existing Company Shareholders.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means (1) any domestic or foreign government, whether national, federal, provincial, state, regional, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (2) any domestic or foreign agency, authority, ministry, department, regulatory authority, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government, including Health Canada, the United States Food and Drug Administration, the United States Department of Agriculture, the United States Drug Enforcement Agency and any other applicable regulatory authorities, whether national, federal, provincial, state, regional, territorial, municipal or local (whether administrative, legislative, executive or otherwise), with oversight of the Cannabis industry and any business or operations within the Cannabis industry generally; and (3) any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions, including the Canadian Securities Regulators.

“Indemnified Person” has the meaning ascribed to such term in Section 7.3.

“Initiating Notice” has the meaning ascribed to such term in Section 6.1(1).

“Investment” has the meaning ascribed to such term in the recitals to this Agreement.

“Law” means any and all applicable: (1) foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal bylaw, Order or other requirement having the force of law; (2) policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law; and (3) rules of the TSX or such other national stock or securities exchange on which the Common Shares are principally traded.

“Lock-Up Period” has the meaning ascribed to such term in Section 8.2(1).

“Minimum Price” has the meaning ascribed to such term in Section 6.1(6).

“NI 44-102” means National Instrument 44-102 - Shelf Distributions.

“Nomination Letter” has the meaning ascribed to such term in Section 2.5.

“Nominee Cure Period” has the meaning ascribed to such term in Section 2.3(2).

“Nominees” means, collectively, the nominees that are proposed for election as Directors by the Company and included in a management information circular of the Company relating to the election of Directors at a Directors Election Meeting, and “Nominee” means any one of them, as the context requires.

“Notice” has the meaning ascribed to such term in Section 10.10(1).

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person (including with respect to quantity, subject to reasonable adjustment for inflation, and frequency) and is taken in the ordinary course of normal operations of such Person. For the avoidance of doubt, any extraordinary actions taken in response to the COVID-19 pandemic are not “ordinary course” for purposes of this definition.

“Partially Diluted Ownership Percentage” means, at any time, the direct and/or indirect aggregate ownership interest of the BAT Group Permitted Holders in the Company, expressed as a percentage, calculated as follows: (1)(a) the aggregate number of issued and outstanding Common Shares owned and/or controlled by the BAT Group Permitted Holders at such time, plus (b) the aggregate number of Common Shares represented by any issued and outstanding Convertible Securities owned and/or controlled by the BAT Group Permitted Holders at such time, if applicable (assuming the conversion, exercise and/or exchange thereof); divided by (2)(a) the aggregate number of issued and outstanding Common Shares at such time, plus (b) the aggregate number of Common Shares represented by any issued and outstanding Convertible Securities owned and/or controlled by the BAT Group Permitted Holders at such time, if applicable (assuming the conversion, exercise and/or exchange thereof) and excluding, for greater certainty, any Common Shares represented by any other issued and outstanding Convertible Securities owned and/or controlled by any other Person at such time.

“Participating Shareholders” means the BAT Group Permitted Holders exercising their rights under Section 6.1 or Section 6.2, as the case may be, and a “Participating Shareholder” means any of them;

“Parties” means, collectively, the Security Holder and the Company, and “Party” means any one of them, as the context requires.

“Person” means any individual, corporation, partnership, limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Piggyback Shareholder” has the meaning ascribed to such term in Section 6.2.

“Piggyback Notice” has the meaning ascribed to such term in Section 6.2.

“Piggyback Registration” has the meaning ascribed to such term in Section 6.2.

“Pre-Emptive Right” has the meaning ascribed to such term in Section 5.1(1).

“Pre-Emptive Right Subscription Notice” has the meaning ascribed to such term in Section 5.1(3).

“Prospectus” means a prospectus (as such term is used in National Instrument 41-101 - General Prospectus Requirements), as varied in accordance with National Instrument 44-102, as the same may be required under applicable Canadian Securities Laws.

“Prospectus Distribution” means a distribution of Common Shares to the public under Canadian Securities Laws by way of a Prospectus in one or more Qualifying Jurisdictions, except for any At-the-Market Distribution.

“Qualification Expenses” has the meaning ascribed to such term in Section 6.6.

“Qualifying Jurisdictions” means, collectively, all of the provinces and territories of Canada.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, insurers, financing sources, legal counsel, accountants, advisors and other representatives; provided, that, with respect to the Security Holder and each other member of the BAT Group for purposes of Section 3.2, “Representative” shall also include a prospective purchaser of Common Shares or Convertible Securities from the Security Holder (or any other BAT Group Permitted Holder) that agrees to be bound by the provisions of Section 3.2(1), mutatis mutandis.

“Registrable Securities” means: (1) any Common Shares owned and/or controlled by the Security Holder or any Affiliate; (2) any Common Shares issuable upon the exercise, conversion or exchange of any Convertible Securities owned and/or controlled by the Security Holder or any Affiliate, in each case, to the extent exercisable, convertible or exchangeable; and (3) all Common Shares directly or indirectly issued or issuable with respect to the securities referred to in the foregoing (1) and (2) by way of share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain any Registrable Securities, whether or not such acquisition has actually been effected).

“Securities Act” means the Securities Act (Ontario).

“Securities Laws” means, collectively, the United States federal securities Laws and the securities Laws of each of the provinces and territories of Canada and any other jurisdictions in which the Common Shares are listed, and the respective regulations, instruments and rules made thereunder, together with all applicable published policy statements, notices, blanket orders, “no action” letters and rulings of the applicable Securities Regulators and the securities commissions or other securities regulatory authorities of each other jurisdiction in which the Common Shares are listed, including the applicable rules and requirements of the TSX.

“Securities Regulators” means, collectively, the United States Securities and Exchange Commission and the securities commissions or other securities regulatory authorities in each of the Qualifying Jurisdictions.

“Security Holder” has the meaning ascribed to such term in the preamble to this Agreement.

“Share Buyback” has the meaning ascribed to such term in Section 10.3.

“Subscription Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Subsidiaries” means, with respect to any Person, any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than 50% of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Taxes” means any and all: (i) taxes, duties, fees, excises, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, gains, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, property, real or personal property, development, occupancy, employee health, payroll, employment, workers’ compensation, employment or unemployment, severance, health, social services, education, utility and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and other pension plan premiums or contributions imposed by any Governmental Authority; (ii) interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Person.

“Top-Up Exempt Distribution” means an Exempt Distribution, but excluding from the definition of Exempt Distribution: (1) Common Shares issued on the exercise, conversion or exchange of Convertible Securities issued pursuant to the Equity Incentive Plans, in accordance with the terms thereof; (2) Common Shares pursuant to the exercise, conversion or exchange of any issued and outstanding Convertible Securities on the date hereof, including the Convertible Debenture, in accordance with the terms thereof, as applicable; (3) Common Shares issued pursuant to any employee share purchase plan then in effect; (4) Common Shares issuable by way of a dividend to all existing Company Shareholders; and (5) any other issuance of Common Shares that results in an adjustment to the Conversion Price (as defined in the Convertible Debenture) of the Convertible Debenture such that the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders following such adjustment remains the same as the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders immediately prior to such issuance of Common Shares.

“Top-Up Notice” has the meaning ascribed to such term in Section 5.2(3).

“Top-Up Right” has the meaning ascribed to such term in Section 5.2(1).

“Top-Up Right Subscription Notice” has the meaning ascribed to such term in Section 5.2(3).

“Transaction Agreements” means, collectively, this Agreement, the Convertible Debenture, the Subscription Agreement and all agreements, certificates and other instruments delivered pursuant hereto and thereto.

“Transfer” has the meaning ascribed to such term in Section 8.2(1).

“TSX” means the Toronto Stock Exchange.

“underwriter” and all terms which are derivatives thereof shall be deemed to include “best efforts agent” and all terms which are derivatives thereof, as appropriate.

“Underwriters’ Cutback” has the meaning ascribed to such term in Section 6.3.

“Valid Business Reason” has the meaning ascribed to such term in Section 6.1(3)(c).

Section 1.2      Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3      Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the interpretation of this Agreement.

Section 1.4      Currency.

All references in this Agreement to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5      Certain Phrases, etc.

In this Agreement, unless otherwise specified:

(1)	the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;
(2)	the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;
(3)	the words “Article”, “Section” and “Schedule” followed by a number mean and refer to the specified Article, Section or Schedule of this Agreement; and
(4)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6      Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.7      Schedules.

The Schedules attached to this Agreement form an integral part of this Agreement for all purposes hereof.

Section 1.8      References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable. Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement, or to any other agreement, document or other instrument, includes, and is a reference to, this Agreement or such other agreement, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto.

Section 1.9      Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute, and all rules and regulations made thereunder, as the same may have been, or may from time to time be, amended, re-enacted or replaced.

Section 1.10      Non-Business Days.

Whenever payments are to be made, or an action is to be taken, on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.

Section 1.11      No Presumption.

This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that neither Party shall be presumed to be the drafter hereof and that this Agreement not be construed more strictly with the regard to one Party than to the other Party.

Article 2
NOMINATION RIGHTS

Section 2.1      Board of Directors.

On the date hereof, the Company’s Board consists of five Directors, which Directors are: John Held (Independent Chair), Jacques Tortoroli, Jean Birch, Susan Vogt and Thomas Lardieri. The Company will take all action necessary or proper to increase the size of the Board in the event the Security Holder elects to nominate one or more Director Nominees pursuant to this Article 2.

Section 2.2      Reserved.

Section 2.3      Board Nomination Rights.

(1)	Prior to the first Directors Election Meeting held following the date hereof, the Board shall appoint to the Board a nominee designated by the BAT Group Representative no fewer than 30 days following such designation; provided, that no such appointment shall be required if such nominee does not satisfy the Conditions, in which case the BAT Group Representative shall be entitled to designate alternative nominee(s).
(2)	From and after the date of this Agreement, the BAT Group Permitted Holders shall be entitled to designate in accordance with the nomination procedures contained in Section 2.5:

(a)	20% of the Available Nominees, rounding up or down to the nearest whole member (e.g., 2 of 10), for so long as the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders is at least 15%; and
(b)	10% of the Available Nominees, rounding up or down to the nearest whole member (e.g., 1 of 10), for so long as the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders is at least 10% (but less than 15%);

provided, that in the event the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders falls below any threshold set forth in (a) or (b) above, the BAT Group Permitted Holders may, during the 90-day period following such event (or, if such event results from a Top-Up Exempt Distribution or Bought Deal Distribution, during the 90-day period following receipt by the BAT Group Representative of a Top-Up Notice relating to such Top-Up Exempt Distribution or Bought Deal Distribution (the “Nominee Cure Period”), acquire Common Shares or Convertible Securities to allow the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders to exceed such threshold (in which case such Common Shares or Convertible Securities would be deemed to be beneficially owned by the BAT Group Permitted Holders as of immediately prior to the first day of such Nominee Cure Period).

(3)	In the event that the number of Director Nominees serving on the Board exceeds the number of Nominees that the BAT Group Permitted Holders are entitled to nominate under Section 2.3(1), Section 2.3(2)(a) or Section 2.3(2)(b), as the case may be, due to the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders being less than the applicable minimum percentage thresholds for a period equal to 120 days following the expiration of the Nominee Cure Period set forth in Section 2.3(2), provided that (i) if a Top-Up Right is then exercisable, the period shall not end prior to the expiry of the period for exercise thereof, and (ii) if there is a blackout period imposed by the Company during such 120-day period, the period shall not expire until the 120th day following the expiry of the last such blackout:
(a)	the BAT Group Permitted Holders shall notify the Company promptly thereof;
(b)	upon the written request of the Company, the BAT Group Permitted Holders shall cause such number of the Director Nominee(s) in excess of the number of Nominee(s) that BAT Group Permitted Holders are entitled to nominate to forthwith resign; and
(c)	if no such request is made by the Company, the Director Nominee(s) shall continue until his, her or their term expires at the next Directors Election Meeting, as applicable, or, if earlier, such Director Nominee(s) otherwise resign(s), become(s) incapacitated, die(s) or cease(s) to be qualified to act as a Director.
(4)	In the event that the BAT Group Permitted Holders have designated fewer Director Nominees than the total number of Nominees that the BAT Group Permitted Holders are entitled to designate pursuant to Section 2.3(1), Section 2.3(2)(a) or Section 2.3(2)(b), as the case may be, then the BAT Group Permitted Holders shall have the right, at any time and from time to time, to designate such additional Director Nominee(s) to which they are entitled hereunder, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by Law (for greater certainty, not including the calling of a meeting of Company shareholders other than the next regularly scheduled annual or special Company shareholder meeting), to promptly:
(a)	enable the BAT Group Permitted Holders to designate and effect the election or appointment of such additional Director Nominee(s); and
(b)	appoint such Director Nominee(s) to fill any available vacancies or, to the extent not so permitted, nominate any such Director Nominee for election as a Director at the next Directors Election Meeting in accordance with Section 2.5.

(5)	The BAT Group Permitted Holders may, at any time and from time to time, upon written notice to the Company, designate any or all of the Director Nominees as non-voting Board Observers. In such an event, the BAT Group Permitted Holders shall use commercially reasonable efforts to cause such Director Nominee(s) to resign from the Board and the Company shall record such resignation(s) in the Company’s books and records. All non-voting Board Observers designated as such by the BAT Group Permitted Holders shall be entitled to the following rights and obligations:
(a)	The Board Observers appointed by the BAT Group Permitted Holders will receive from the Company written notice of and be invited to attend and observe all Board meetings with notice provided in the same form and at the same time as the Directors. The Board Observers will be entitled to participate in all meetings of the Board absent written advice from outside counsel to the Company that participation by such Board Observers would give rise to a conflict of interest and then, only following notice to the Board Observers that such advice has been rendered and after providing each Board Observer with an opportunity to respond to the Board regarding such advice. Board Observers will have no right to vote on any matter presented to the Board for a vote but will, subject to each Board Observer’s entry into a commercially reasonable confidentiality agreement, be entitled to receive all information, correspondence or materials provided to the Board contemporaneously with delivery of such information or materials to the members of the Board and the Board Observers will have an express right to consult with members of the Board with respect to material matters raised at any such meetings. The Board Observers will also be entitled to copies of all written actions circulated to the members of the Board and no written action of the Board will be deemed effective unless the Board Observers have been provided with a reasonable opportunity to review such proposed action and an opportunity to discuss it with members of the Board.
(b)	No Board Observer will be entitled to compensation from the Company for service as a Board Observer. Attendance of a Board Observer at any meeting of the Board will not count towards any quorum requirement for the Board for the purposes of any Board meeting and no Board Observer will hold any of the legal responsibilities attributable to Directors under Law.
(c)	The right to appoint Board Observers is personal to the BAT Group Permitted Holders and not transferable to any Person that is not a BAT Group Permitted Holder.
(6)	For greater certainty, the selection of Nominees other than the Director Nominees designated by the BAT Group Permitted Holders pursuant to this Section 2.3, shall rest with the Board, or the Corporate Governance and Nominating Committee, if so determined by the Board.
(7)	If the Company is at any time a Subsidiary of another body corporate, then the BAT Group Permitted Holders shall have the right to representation on the board of directors or other similar governing body of such body corporate in the same proportion as their representation on the Board under Section 2.3(1), Section 2.3(2)(a) or Section 2.3(2)(b), as the case may be, subject to the terms and conditions of this Article 2, mutatis mutandis. For greater certainty, this Section 2.3(7) shall not apply to the board of directors or other similar governing body of a third party, if such third party acquires more than 50% of the Common Shares from time to time.

Section 2.4      Board Committees.

(1)	For so long as the BAT Group Permitted Holders have the right to designate at least one Nominee pursuant to Section 2.3(1) or Section 2.3(2), as applicable, the BAT Group Permitted Holders shall have the right to designate one non-voting observer to any Committee to the extent that a Director Nominee is not already a voting member of such Committee. All non-voting Committee observers shall be entitled to attend all Committee meetings, and to receive all notices, correspondence and materials associated therewith, as if such non-voting Committee observers were members of the applicable Committee; provided, that they shall not: (a) hold any voting authority attributable to Committee members whatsoever; (b) count towards the quorum of the Committee for the purposes of any Committee meeting; or (c) hold any of legal responsibilities attributable to Committee members under Law.

(2)	All Director Nominees shall be eligible to be appointed to any of the Committees from time to time as may be determined by the Board; provided, that each such individual (a) has the expertise for the applicable Committee and (b) meets applicable independence standards, in each case, required by Securities Laws.

Section 2.5      Nomination Procedures.

(1)	The Company shall notify the BAT Group Representative (on behalf of the BAT Group Permitted Holders having a right to designate one or more Nominees under Section 2.3) of any Directors Election Meeting at least 60 days prior to the date of such Directors Election Meeting.
(2)	At least 45 days, and no more than 75 days, before each Directors Election Meeting, the BAT Group Representative (on behalf of the BAT Group Permitted Holders having a right to designate one or more Director Nominees) will deliver to the Company (c/o the Corporate Governance and Nomination Committee) in writing the name of its respective Nominee(s) together with the information regarding such Nominee(s) (including the number of Common Shares beneficially owned or controlled by such Nominee) that the Company is required by the Act and applicable Securities Laws to include in a management information circular of the Company to be sent to Company Shareholders in respect of such Directors Election Meeting, and such other information, including a biography of such Nominee(s), that is consistent with the information the Company intends to publish about Nominees as Directors of the Company in such management information circular (the “Nomination Letter”). In the event that the Company, acting reasonably, requires additional information regarding the Nominee, the BAT Group Representative shall promptly provide any such requested information.
(3)	If the BAT Group Representative (on behalf of the BAT Group Permitted Holders) fails to deliver the Nomination Letter to the Company at least 45 days before the Directors Election Meeting, the BAT Group Representative shall be deemed to have designated (i) the same BAT Director Nominee that serves (or each of the same Director Nominees that serve) as a Director of the Company at such time, subject to such individual(s) satisfying the Conditions for re-election to the Board or (ii) no Director Nominees, if there is no BAT Director Nominee serving at such time.
(4)	Notwithstanding anything to the contrary in this Agreement, each Director Nominee shall, at all times while serving on the Board, (i) meet the qualification requirements to serve as a Director under the Act, applicable Securities Laws and the Constating Documents, (ii) comply with applicable provisions of the Act, and (iii) comply with the written terms of reference or policies approved in effect with respect of the conduct or the Board and applicable Committee’s (e.g. Company Blackout Policy) (collectively, the “Conditions”). No Director Nominee may be an individual who: (a) has been convicted of a felony or a crime involving moral turpitude; or (b) is not acceptable to the TSX, any other securities exchange on which the Common Shares are listed, any of the Canadian Securities Regulators, securities commissions or other securities regulatory authorities of any other jurisdiction in which the Common Shares are listed or to which the Company is subject, or the Company (acting reasonably).
(5)	The Director Nominee(s) shall be nominated by or at the direction of the Board or an authorized officer of the Company, including pursuant to a notice of meeting, to stand for election to the Board at the Directors Election Meeting and the Company shall solicit proxies from the holders of Common Shares in respect thereof, which solicitation obligation will be satisfied by delivery of a form of proxy to the holders of Common Shares following standard procedures and, where applicable, consistent with past practice.

(6)	The Company shall: (a) nominate for election and include in any management information circular relating to any Directors Election Meeting (or submit to Company Shareholders by written consent, if applicable) each individual designated as a Director Nominee under Section 2.2 in accordance with this Section 2.5; (b) recommend (and reflect such recommendation in any management information circular relating to any Directors Election Meeting or in any written consent submitted to Company Shareholders for the purpose of electing Directors of the Company) that the Company Shareholders vote to elect such Director Nominee(s) as a Director for a term of office expiring at the closing of the subsequent annual meeting of the Company Shareholders; (c) use commercially reasonable efforts to solicit and obtain proxies in favour of and otherwise support the election of such Nominee(s) at the applicable Directors Election Meeting, each in a manner no less favourable than the manner in which the Company supports its own Nominees for election at the applicable Directors Election Meeting; (d) take all steps which may be reasonably necessary or appropriate to recognize, enforce and comply with the rights of the BAT Group Permitted Holders under this Article 2; and (e) subject to compliance with applicable Law and stock exchange requirements, not take, authorize or approve any action, including the adoption of any amendments to any of its Constating Documents, that would or would reasonably be expected to, individually or in the aggregate, eliminate, limit or otherwise frustrate in any way the rights of the BAT Group Permitted Holders under this Article 2.

Section 2.6      Replacement Appointment.

(1)	In the event of the resignation, death or incapacity of a Director Nominee that is serving on the Board, or in the event that a Director Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, the BAT Group Permitted Holders shall be entitled to designate an individual satisfying each of the Conditions to replace such Director Nominee to serve on the Board by delivery of a written notice by the BAT Group Representative to the Company within 45 days after the Director Nominee resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by the Act and the Constating Documents, the Board shall promptly appoint such individual as a Director, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.5.
(2)	For the avoidance of doubt, for so long as the BAT Group Permitted Holders have the right to designate at least one Nominee pursuant to Section 2.3(1) or Section 2.3(2), as applicable, without the BAT Group Representative’s prior written consent, the Company shall ensure that no action is taken, authorized or approved by or on behalf of the Company or the Board, to remove a Director Nominee from the Board, other than in the event (a) of the resignation, death or incapacity of a Director Nominee that is serving on the Board, or (b) that a Director Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, in each of which case the provisions of Section 2.6(1) shall apply.

Section 2.7      Director Compensation.

No Director Nominee who is an officer, employee or consultant of the BAT Group will be entitled to any compensation for his or her service as a Director or member of any Committee.

Section 2.8      Director Insurance and Indemnification.

(1)	The Company shall obtain and maintain customary directors’ and officers’ liability insurance on commercially reasonable terms.
(2)	The Company and each Director Nominee that has been elected or appointed to the Board, as the case may be, shall, upon request from such Director Nominee, enter into a customary director indemnity agreement.

Section 2.9      Permitted Disclosure.

Each Director Nominee and Board Observer shall be permitted to disclose to any member of the BAT Group information about the Company and its Subsidiaries that he or she receives as a result of being a Director or Board Observer, as applicable; provided, that the recipient of such disclosure is directed to keep confidential and not disclose any Confidential Information, in each case, in accordance with Section 3.2.

Section 2.10      Termination of Board Nomination Rights.

The Board observation and nomination rights contained in this Article 2 are personal to the BAT Group Permitted Holders and not transferable to any Person that is not a BAT Group Permitted Holder. If the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders does not meet or exceed the threshold set forth in Section 2.3(2)(b) above following the expiration of the Nominee Cure Period, the Board observation and nomination rights contained in this Article 2 shall terminate and be of no further force and effect.

Article 3
INFORMATION RIGHTS AND ACCESS; CONFIDENTIALITY

Section 3.1      Information Rights and Access.

Subject to compliance with anti-trust Laws, the Company shall provide to the Security Holder (or such other member of the BAT Group that so requests): (1) any financial or other information relating to the Company, its Subsidiaries and their respective businesses and operations; and (2) reasonable access to the books, records, properties, employees and management of the Company and its Subsidiaries during normal business hours, upon reasonable advance notice, and without causing undue interference to the operation of the Company’s and its Subsidiaries’ business in the Ordinary Course, in each case, as is necessary or reasonably required by the BAT Group in order to: (a) comply with the legal, regulatory and/or tax obligations, returns or filings of the BAT Group; (b) review the Company’s and its Subsidiaries’ compliance with the Transaction Agreements and (c) conduct reasonable due diligence on the Company and its Subsidiaries prior to and in connection with any conversion (in whole or in part) of the Convertible Debenture to Common Shares. Notwithstanding the foregoing, in no situation shall the Company be required to disclose to the Security Holder any information that (i) could adversely affect the attorney-client privilege between the Company and its counsel or (ii) that the Company has reasonably determined could not be provided to a Director Nominee because of conflict of interest concerns.

Section 3.2      Confidentiality.

(1)	The Security Holder (and each other member of the BAT Group that receives Confidential Information of the Company and/or any of its Subsidiaries), on the one hand, and the Company (and each of its Affiliates that receives Confidential Information of the BAT Group), on the other hand, shall keep confidential and not disclose such Confidential Information in any manner whatsoever, in whole or in part, except as permitted by this Section 3.2.
(2)	Notwithstanding Section 3.2(1):
(a)	the Security Holder may disclose Confidential Information to (i) each other member of the BAT Group and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and has been directed to hold the Confidential Information in accordance with this Section 3.2; and, provided, further, that the Security Holder shall remain responsible for the compliance by such other members of the BAT Group with the requirements of this Article 3 in the event of a permitted assignment pursuant to Section 10.15(2) hereof;

(b)	the Company may disclose Confidential Information to (i) each of its Subsidiaries and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and has been directed to hold the Confidential Information in accordance with this Section 3.2; and, provided, further, that the Company and shall remain responsible for the compliance by each of its Subsidiaries with the requirements of this Article 3; and
(c)	the Security Holder (and each other member of the BAT Group that receives Confidential Information of the Company and/or any of its Subsidiaries), on the one hand, and the Company (and each of its Subsidiaries that receives Confidential Information of the BAT Group), on the other hand, shall use commercially reasonable efforts to cause each of its Representatives that receives Confidential Information to observe the terms of this Section 3.2 in respect thereof; provided, that the Security Holder will remain liable for any damages arising out of an failure by a prospective purchaser of Common Shares or Convertible Securities from the Security Holder to keep such Confidential Information confidential in accordance with the provisions of this Section 3.2 unless such prospective purchaser has entered into a confidentiality agreement enforceable by the Company.
(3)	The disclosure restrictions contained in Section 3.2(1) do not apply to disclosure that is required by Law, any Order or any other legally binding document discovery requests. Prior to making any such disclosure, the applicable Party that received Confidential Information (or which Party’s Subsidiary, Affiliate and/or Representative received Confidential Information, as applicable) shall, to the extent not prohibited by the Law, Order or legally binding request: (a) give the other Party prompt written notice of the requirement and the proposed content of any disclosure; and (b) at the other Party’s request and expense, co-operate with the other Party in limiting the extent of the disclosure and in obtaining an appropriate protective order or pursuing such legal action, remedy or assurance as the other Party deems necessary to preserve the confidentiality of the Confidential Information. If a protective order or other remedy is not obtained or the other Party fails to waive compliance with Section 3.2(1), the applicable Party that received Confidential Information (or which Party’s Subsidiary, Affiliate and/or Representative received Confidential Information, as applicable) may disclose only that portion of the Confidential Information that it is required to disclose and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is given to the Confidential Information disclosed.
(4)	For the avoidance of doubt, the disclosure restrictions contained in Section 3.2(1) do not apply to disclosure that is made by a Party with the prior written consent of the other Party.

Article 4
BAT GROUP REPRESENTATIVE

Section 4.1      BAT Group Representative.

(1)	The Security Holder (for and on behalf of the BAT Group Permitted Holders), hereby appoints Juan Palacios as its representative (together with any replacement representative appointed in accordance with this Section 4.1, the “BAT Group Representative”) to act in its name and on its and their behalf:
(a)	with respect to all matters relating to this Agreement, including exercising any rights of the BAT Group Permitted Holders under this Agreement, executing and delivering any amendment, restatement, supplement or modification to or of this Agreement, and any waiver of any claim or right arising out of this Agreement; and
(b)	in general, to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments, contemplated by, or deemed advisable in connection with, this Agreement.

(2)	The Company will be entitled to rely upon any document or other instrument delivered by the BAT Group Representative as being authorized or directed to be delivered by each of the BAT Group Permitted Holders, and the Company will not be liable to the BAT Group Permitted Holders for any action taken or omitted to be taken based on such reliance.
(3)	The BAT Group Permitted Holders shall be entitled to replace the BAT Group Representative at any time, and from time to time, by delivering a written notice to the Company signed by each BAT Group Permitted Holder that is at the applicable time a Company Shareholder.

Article 5
PRE-EMPTIVE RIGHT AND TOP-UP RIGHT

Section 5.1      Pre-Emptive Right.

(1)	In connection with any Distribution following the conversion of the Convertible Debenture into Common Shares (in whole or in part), all or any of the BAT Group Permitted Holders shall have the right, but not the obligation (the “Pre-Emptive Right”), exercisable in accordance with Section 5.1(3), to subscribe for up to an aggregate number of Distributed Securities, on the same terms and conditions as all other participants in the Distribution (including the same price but, in each case, excluding any underwriting commissions and discounts, to the extent not payable by the Company in relation to the securities issued on the exercise of the Pre-Emptive Right, it being agreed that the Company shall use its commercially reasonable efforts to have such charges not apply to the BAT Group Permitted Holders), mutatis mutandis, determined in accordance with the following formula:

A = B X C

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Distributed Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to the Pre-Emptive Right, expressed as a positive number;
B	means the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders, together with any joint actors, calculated as of immediately prior to the closing of the Distribution (for greater certainty, expressed for purposes of this formula as a number - e.g., 19.9% shall be expressed as 0.1999), subject to a limit of 19.9%; and
C	means the aggregate number of Distributed Securities to be issued in connection with the Distribution (assuming the conversion, exercise and/or exchange of any Convertible Securities issued pursuant thereto, if applicable), expressed as a positive number.
(2)	The Company shall deliver to the BAT Group Representative a notice in writing, as soon as practicable following a determination by the Company to effect a Distribution and in no event less than 5 Business Days prior to closing of any proposed Distribution (a “Distribution Notice”), which Distribution Notice shall: (a) specify the total number and type of Distributed Securities which are being offered in the Distribution, to the extent known; (b) specify the rights, privileges, restrictions, terms and conditions of such Distributed Securities; (c) specify the price at which the Distributed Securities are being offered in the Distribution, to the extent known; (d) specify the maximum number of Distributed Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to Section 5.1(1) and the aggregate subscription price therefor, to the extent known; (e) specify the date (which shall not be less than 5 Business Days after the date on which the Distribution Notice is delivered) on which the Distribution is to be completed; (f) state the reasons for the issuance of the Distributed Securities; and (g) specify the resulting dilution to the BAT Group Permitted Holders if pre-emptive rights are not exercised, to the extent known.

(3)	The BAT Group Permitted Holders shall have the right, exercisable by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) within 3 Business Days after receipt by the BAT Group Representative of a Distribution Notice pursuant to Section 5.1(2), by delivering a subscription notice to the Company (the “Pre-Emptive Right Subscription Notice”) setting out the number of Distributed Securities for which each applicable BAT Group Permitted Holder wishes to subscribe.
(4)	In the event that the Company expects to complete the applicable Distribution and the BAT Group Representative has delivered a Pre-Emptive Right Subscription Notice, no later than three Business Days prior to the expected closing date thereof, the Company shall deliver a written notice to the BAT Group Representative confirming: (a) the expected closing date thereof; and (b) the number of Distributed Securities allocated to the applicable BAT Group Permitted Holders and the aggregate subscription price therefor. The BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) shall, on or prior to the closing date of the Distribution, deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price for the Distributed Securities allocated to the BAT Group Permitted Holders, and the Company shall issue, or shall cause the issuance of, such Distributed Securities to the applicable BAT Group Permitted Holders concurrently with the closing of the Distribution.
(5)	The BAT Group Permitted Holders shall have the right to the Pre-Emptive Right set forth in this Section 5.1 from the date hereof through the date on which the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders falls below 10%.

Section 5.2      Top-Up Right.

(1)	In connection with any Top-Up Exempt Distribution in respect of which the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) did not deliver a Pre-Emptive Right Subscription Notice pursuant to Section 5.1(3) prior to the execution of a definitive bought deal letter in respect thereof, in each case following conversion of the Convertible Debenture into Common Shares (in whole or in part), all or any of the BAT Group Permitted Holders shall have the right, but not the obligation (the “Top-Up Right”), exercisable in accordance with Section 5.2(3), to subscribe for up to an aggregate number of Common Shares and/or Convertible Securities, as applicable, on the same terms and conditions as all other participants in the Top-Up Exempt Distribution (including for any Top-Up Exempt Distribution, at the same price or, if such price is not permitted pursuant to applicable Securities Laws or stock exchange rules, at the lowest price permitted thereunder for a private placement at such time, but excluding any underwriting commissions and discounts to the extent not payable by the Company in relation to the securities issued on the exercise of the Top-Up Right, it being agreed that the Company shall use its commercially reasonable efforts to have such charges not apply to the BAT Group Permitted Holders), mutatis mutandis, determined in accordance with the following formula:

A = [B / (1 - C)] - B

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Common Shares and/or Convertible Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to the Top-Up Right, expressed as a positive number;
B	means the aggregate number of Common Shares and/or Convertible Securities issued in connection with the Top-Up Exempt Distribution, expressed as a positive number; and
C	means the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders, together with any joint actors, calculated as of immediately prior to the closing of the Top-Up Exempt Distribution (for greater certainty, expressed for purposes of this formula as a number - e.g., 19.9% shall be expressed as 0.1999), subject to a limit of 19.9%.

(2)	Concurrently with and, in any event, no later than two Business Days following:
(a)	each six month period following the time of initial conversion of the Convertible Debenture into Common Shares (in whole or in part); or
(b)	if the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders is reduced by more than 1% in the aggregate solely as a result of one or more Top-Up Exempt Distributions contemplated in Section 5.2(1) that have been completed since the end of the most recent calendar quarter, the closing of the most recent Top-Up Exempt Distribution; or
(c)	if applicable Securities Laws do not permit the exercise in full of the Top-Up Right until the passage of a prescribed period of time, the later of: (i) the time implied by (a) and (b) above; and (ii) 20 Business Days prior to the expiry of such prescribed period of time, as applicable, the Company shall deliver to the BAT Group Representative a notice (“Top-Up Notice”), which Top-Up Notice shall: (A) specify the total number and type of Common Shares and/or Convertible Securities which were issued in connection with the Top-Up Exempt Distribution, as applicable; (B) specify the rights, privileges, restrictions, terms and conditions of such Common Shares and/or Convertible Securities; (C) specify the price at which such Common Shares and/or Convertible Securities were issued; (D) specify the maximum number of Common Shares and/or Convertible Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to Section 5.2(1) and the aggregate subscription price therefor; (E) in the case of a Top-Up Exempt Distribution, state with reasonable supporting details the specific clause of the definition of “Top-Up Exempt Distribution” hereunder applicable thereto; and (F) specify the resulting dilution to the BAT Group Permitted Holders if Top-Up Rights are not exercised.

(3)	The BAT Group Permitted Holders shall have the right, exercisable by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) within 30 Business Days after receipt by the BAT Group Representative of a Top-Up Notice pursuant to Section 5.2(2), by delivering a subscription notice to the Company (the “Top-Up Right Subscription Notice”) setting out: (a) the number of Common Shares and/or Convertible Securities for which the BAT Group Permitted Holders wish to subscribe; and (b) the desired closing date for the issuance of such Common Shares and/or Convertible Securities (which date shall not be earlier than five Business Days after receipt by the Company of the Top-Up Right Subscription Notice and not earlier than, if applicable, the passage of the prescribed period of time referenced in Section 5.2(2)).
(4)	The BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) shall, on or prior to the desired closing date for the issuance of the Common Shares and/or Convertible Securities set out in the Top-Up Right Subscription Notice, deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price in respect of such Common Shares and/or Convertible Securities, and the Company shall issue, or shall cause the issuance of, such Common Shares and/or Convertible Securities to the applicable BAT Group Permitted Holders on the desired closing date for such issuance as set out in the Top-Up Right Subscription Notice.
(5)	The BAT Group Permitted Holders shall have the right to the Top-Up Right set forth in this Section 5.2 from the date hereof through the date on which the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders falls below 10%.

Section 5.3      Required Approvals.

In the event that the approval of the TSX, any Governmental Authority or other applicable stock exchange on which the Common Shares are listed is required in connection with (1) any exercise by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) of the Pre-Emptive Right or the Top-Up Right, or (2) any issuance of Common Shares and/or Convertible Securities by the Company or any of its Subsidiaries to the BAT Group Permitted Holders pursuant thereto, the Company shall use its commercially reasonable efforts to obtain any such approval as promptly as practicable.

Article 6
REGISTRATION RIGHTS

Section 6.1      Demand Registration Rights.

(1)	At any time and from time to time from and after the Lock-Up Period, the BAT Group Permitted Holders, as a group, may, subject to the limitations set forth in this Article 6, require the Company to file a Prospectus under applicable Securities Laws and take such other steps as may be necessary to facilitate a secondary offering in Canada of all or any portion of the Registrable Securities held by the BAT Group Permitted Holders (a “Demand Registration”), by giving written notice of such Demand Registration to the Company (the “Initiating Notice”).
(2)	The Company shall, subject to the limitations set forth in this Article 6 and applicable Securities Laws, use commercially reasonable efforts to as expeditiously as reasonably practicable, but in any event no more than 60 days after the Company’s receipt of the Initiating Notice, prepare and file a preliminary Prospectus under applicable Securities Laws and promptly thereafter take such other steps as may be necessary in order to effect the Prospectus Distribution in Canada of all or any portion (as may be reduced pursuant to Section 6.3) of the Registrable Securities of the BAT Group Permitted Holders requested to be included in such Demand Registration. The Company and the BAT Group Permitted Holders shall cooperate in a timely manner in connection with any such Prospectus Distribution and the procedures in Schedule A shall apply to such Prospectus Distribution.
(3)	The Company shall not be obliged to effect a Demand Registration:
(a)	at the request of the BAT Group Permitted Holders in any 12 month period after having complied with one Demand Registration request from the BAT Group Permitted Holders during such 12 month period pursuant to this Section 6.1;
(b)	after having complied with three Demand Registration requests from the BAT Group Permitted Holders in total under this Agreement;
(c)	in the event the Board reasonably determines in its good faith judgment that either: (A) the effect of the filing of a Prospectus would impede the ability of the Company to consummate a pending or proposed material financing, acquisition, corporate reorganization, merger or other material transaction involving the Company or would have a material adverse effect on the business of the Company; or (B) there exists at the time material non-public information relating to the Company the disclosure of which would be detrimental to the Company (each of (A) and (B) being a “Valid Business Reason”), then in either case, the Company’s obligations under this Section 6.1 will be deferred for a period of not more than 90 days from the date of receipt of the Initiating Notice; provided, however, that: (i) the Company shall give written notice to the BAT Group’s Representative: (1) of its determination to postpone filing of the Prospectus and, subject to compliance by the Company with applicable Securities Laws, of the facts giving rise to the Valid Business Reason; and (2) of the time at which it determines the Valid Business Reason to no longer exist; and (ii) the Company shall not qualify for public distribution any securities offered by the Company for its own account during such period;

(d)	if the anticipated gross aggregate offering price of the Registrable Securities to be qualified in connection with such Demand Registration, including the value of any Common Shares which may be included in the Prospectus Distribution pursuant to Section 6.2, is less than $25,000,000; or
(e)	until the date that is 90 days after the date on which a receipt was issued for a Prospectus for securities offered by the Company, provided that the Company has complied with its obligations pursuant to Section 6.2 in connection with the Prospectus Distribution relating to such Prospectus.
(4)	An Initiating Notice shall:
(a)	specify the number of Registrable Securities that the BAT Group Permitted Holders intend to offer and sell;
(b)	express the intention of the BAT Group Permitted Holders to offer or cause the offering of such Registrable Securities;
(c)	describe the nature or methods of the proposed offer and sale thereof and the provinces and/or territories of Canada in which such offer shall be made;
(d)	contain the undertaking of the BAT Group Permitted Holders to provide all such information regarding its holdings and the proposed manner of distribution thereof as may be required in order to permit the Company to comply with all Securities Laws; and
(e)	specify whether such offer and sale shall be made by an underwritten offering.
(5)	In the case of an underwritten public offering initiated pursuant to this Section 6.1, the BAT Group Permitted Holders shall have the right to select the managing underwriter or underwriters to effect the Prospectus Distribution in connection with such Demand Registration, provided, however, that such selection shall also be satisfactory to the Company, acting reasonably. The Company shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article 6.
(6)	The Company shall be entitled to include Common Shares which are not Registrable Securities in any Demand Registration. Notwithstanding the foregoing, if the managing underwriter or underwriters shall impose a limitation on the number or kind of securities which may be included in any such Prospectus Distribution because, in its reasonable judgment, the inclusion of securities requested to be included in such Prospectus Distribution exceeds the number of securities which can be sold in an orderly manner in such offering within a price range reasonably acceptable to the BAT Group Permitted Holders (the “Minimum Price”), then the BAT Group Permitted Holders shall be obligated to include in such Prospectus Distribution such portion of the Common Shares that have been requested to be included in such Prospectus Distribution as is determined in good faith by such managing underwriter or underwriters in the priority provided in Section 6.3(1)(b).
(7)	In the case of an underwritten Demand Registration, the BAT Group Permitted Holders and its representatives may participate with the Company and its representatives in the negotiation of the terms of any underwriting agreement. Such participation in, and the Company’s completion of, the underwritten Demand Registration is conditional upon each of the BAT Group Permitted Holders and the Company agreeing that the terms of any underwriting agreement are satisfactory to it, in its reasonable discretion.
(8)	The Company shall not sell, offer to sell, announce any intention to sell, grant any option for the sale of, or otherwise dispose of any Common Shares or securities convertible into Common Shares other than pursuant to the Company’s equity incentive plans or other plans to purchase Common Shares or any other securities in favour of the management, directors, employees or consultants of the Company, to acquire securities of the Company, whether for its own account or for the account of another securityholder, from the date of an Initiating Notice until such date that is not later than 90 days from the closing of the sale of the Registrable Securities in accordance with a Demand Registration (unless the BAT Group Permitted Holders withdraw its request for qualification of its Registrable Securities pursuant to such Demand Registration in accordance with Section 6.5(1)).

Section 6.2      Piggyback Registration Rights.

If, at any time and from time to time from and after the date hereof, the Company proposes to make a Prospectus Distribution, whether for its own account or for the account of any Company Shareholders (or both), the Company shall, at that time, promptly give the BAT Group Representative written notice (the “Piggyback Notice”) of the proposed Prospectus Distribution, which Piggyback Notice shall include the proposed timing of, and the price and number of Common Shares subject to, the proposed Prospectus Distribution. Upon the written request of the BAT Group Representative to the Company specifying that the BAT Group Permitted Holders wish to include all or a specified portion of the Registrable Securities held by the BAT Group Permitted Holders (each, a “Piggyback Shareholder”) in the Prospectus Distribution, which request must be delivered by the BAT Group Representative to the Company within 20 Business Days after receipt of the Piggyback Notice (provided, that if the Company proposes to effect the Prospectus Distribution as a Bought Deal Distribution, the BAT Group Representative shall undertake commercially reasonable efforts to respond consistent with the customary time periods for bought deal transactions), the Company will cause the Registrable Securities requested to be qualified by such Piggyback Shareholders to be included in the Prospectus Distribution (a “Piggyback Registration”), and the procedures in Schedule A shall apply to any Piggyback Registration.

Section 6.3      Underwriters’ Cutback.

(1)	If, in connection with a Demand Registration or a Piggyback Registration, the managing underwriter or underwriters shall impose a limitation on the number or kind of securities which may be included in any such Prospectus Distribution because, in its reasonable judgment, the inclusion of securities requested to be included in such offering exceeds the number of securities which can be sold in an orderly manner in such offering within the Minimum Price (an “Underwriters’ Cutback”), then the Company shall be obligated to include in such Prospectus Distribution such securities as is determined in good faith by such managing underwriter or underwriters in the following priority:
(a)	in the case of a Prospectus Distribution which was initiated by the Company and not any securityholder (a “Company Initiated Prospectus Distribution”):
(i)	first, such securities offered by the Company for its own account; and
(ii)	second, if there are any additional securities that may be underwritten at no less than the Minimum Price after allowing for the inclusion of all of the securities required under (i) above, such Registrable Securities requested to be qualified by the BAT Group Permitted Holders, provided that if any Registrable Securities requested to be qualified by the BAT Group Permitted Holders are not otherwise included in such Prospectus Distribution, such Registrable Securities that are not so included shall be included, to the fullest extent possible, in an over-allotment option which shall be granted to the underwriters in connection with such Prospectus Distribution for such amount of securities requested to be qualified by the BAT Group Permitted Holders that were not otherwise included in such Prospectus Distribution, up to an aggregate maximum number as is equal to 15% of the securities referred to in Section 6.3(1)(a)(i); and

(b)	in the case of a Prospectus Distribution other than a Company Initiated Prospectus Distribution:
(i)	first, such Registrable Securities requested to be qualified by the BAT Group Permitted Holders; and
(ii)	second, if there are any additional Common Shares that may be underwritten at no less than the Minimum Price after allowing for the inclusion of all of the Registrable Securities required under (i) above, such Common Shares offered by the Company for its own account, provided that, if any Common Shares requested to be qualified by the Company are not otherwise included in the Prospectus Distribution, such Common Shares that are not so included shall be included in an over-allotment option which shall be granted to the underwriters in connection with such Prospectus Distribution for such amount of Common Shares requested to be qualified by the Company that were not otherwise included in such Prospectus Distribution, up to an aggregate maximum number as is equal to 15% of the Registrable Securities referred to in Section 6.3(1)(a)(i).

Section 6.4      Registered Distribution in the United States

If the Company proposes to file a registration statement for the distribution of Common Shares (or American depositary receipts in respect thereof) to the public in the United States (or otherwise proposes to cause the Common Shares (or American depositary receipts in respect thereof) to be listed on a United States national securities exchange or inter-dealer quotation system), the Parties shall, prior to such distribution or listing taking place, supplement this Agreement so as to provide the BAT Group Permitted Holders with registration rights enabling Distribution of Registrable Securities to the public in the United States that are substantially equivalent to the registration rights provided under this Agreement, including, without limitation, demand registration rights and piggyback registration rights upon terms and conditions substantially equivalent to the terms and conditions set forth in Section 6.1 and Section 6.2, respectively, and provisions relating to payment of expenses and indemnification upon terms and conditions substantially equivalent to the terms and conditions set forth in Section 6.6 and Article 7, respectively.

Section 6.5      Withdrawal of Registrable Securities.

(1)	Each Participating Shareholder will have the right to withdraw its request for inclusion of all or any portion of its Registrable Securities in any Demand Registration or Piggyback Registration pursuant to Section 6.1 or Section 6.2, as applicable, by the BAT Group Representative (for and on behalf of the applicable Participating Shareholder(s)) providing written notice to the Company of such request to withdraw; provided, that:
(a)	subject to Section 6.5(2), such written notice must be delivered by the BAT Group Representative prior to the execution of the definitive bought deal letter or underwriting agreement, as applicable, with respect to such Prospectus Distribution; and
(b)	such withdrawal will be irrevocable and, after making such withdrawal, such Participating Shareholder will no longer have any right to include such withdrawn Registrable Securities in the Prospectus Distribution pertaining to which such withdrawal was made.
(2)	In the event a Participating Shareholder validly withdraws all of its Registrable Securities from a Demand Registration or Piggyback Registration, as applicable, in accordance with Section 6.3(1) prior to the filing of a Prospectus in respect of the applicable Prospectus Distribution, as applicable, such Participating Shareholder shall be deemed not to have participated in or requested such Demand Registration or Piggyback Registration, as applicable; provided, that this provision shall only apply to one such withdrawal in a calendar year and thereafter, subsequent withdrawals in such calendar year will count as an exercise of the Demand Registration or Piggyback Registration, as applicable.

(3)	Notwithstanding Section 6.5(1)(a), if a Participating Shareholder becomes aware of a material adverse change in the condition, business and/or prospects of the Company and its Subsidiaries at any time prior to the closing of the applicable Prospectus Distribution to which a Demand Registration or Piggyback Registration, as applicable, relates, such Participating Shareholder will have the right to withdraw its request for inclusion of all or any portion of its Registrable Securities in such Demand Registration or Piggyback Registration, as applicable, providing written notice to the Company of such request to withdraw at any time prior to the closing of such Prospectus Distribution. If a Participating Shareholder validly withdraws its request for inclusion of all of its Registrable Securities from a Demand Registration or Piggyback Registration, as applicable, such Participating Shareholder shall be deemed not to have participated in or requested such Demand Registration or Piggyback Registration, as applicable.
(4)	The Company shall, and shall cause its Subsidiaries to, provide notice in writing to the BAT Group Representative promptly upon becoming aware of any material adverse change in the condition, business and/or prospects of the Company and/or any of its Subsidiaries in order to enable the Participating Shareholders to properly exercise their withdrawal rights pursuant to Section 6.5(2).

Section 6.6      Expenses.

All fees and expenses incurred in connection with a Demand Registration or Piggyback Registration pursuant to Section 6.1 or Section 6.2, as applicable, (excluding underwriters’ discounts and commissions attributable to the Participating Shareholders’ Registrable Securities sold in the Prospectus Distribution, if any, applicable transfer taxes attributable to the Participating Shareholders’ Registrable Securities sold in the Prospectus Distribution, if any, and all fees and disbursements of counsel to the Participating Shareholders) shall be borne by the Company, including: (1) Canadian Securities Regulators, the TSX, registration, listing and filing fees relating to the Registrable Securities; (2) fees and expenses of compliance with Securities Laws; (3) printing and copying expenses; (4) messenger and delivery expenses; (5) expenses incurred in connection with any road show and marketing activities; (6) fees and disbursements of counsel to the Company; (7) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter), and fees and expenses of any other special experts retained by or on behalf of the Company; (8) translation expenses; and (9) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities (collectively, the "Qualification Expenses"). If a Distribution is not completed solely as a result of a default by the Participating Shareholder under this Agreement or under an underwriting agreement or other enforceable agreement with the underwriters in respect of the Distribution, all Qualification Expenses shall be borne by the Participating Shareholder.

Article 7
DUE DILIGENCE; INDEMNIFICATION

Section 7.1      Preparation; Reasonable Investigation.

In connection with the preparation and filing of any Prospectus in connection with a Demand Registration or Piggyback Registration pursuant to Section 6.1 or Section 6.2, as applicable, the Company shall give the Participating Shareholders and the underwriter(s) of such Prospectus Distribution, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of the Prospectus and all related documents (including each amendment thereof or supplement thereto), and shall insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and shall give them such reasonable and customary (1) access to the Company’s books and records, (2) opportunity to discuss the business of the Company and its Subsidiaries with its officers and auditors, and (3) opportunity to conduct all due diligence which the underwriter(s), if any, and their respective counsel may reasonably require in order to conduct an investigation to enable such underwriter(s) to execute any certificate required to be executed by it or them for inclusion in the Prospectus and all related documents; provided, that the underwriter(s), if any, agree to maintain the confidentiality of such information in accordance with Section 3.2.

Section 7.2      Indemnification by the Company.

(1)	In connection with any Demand Registration or Piggyback Registration pursuant to Section 6.1 or Section 6.2, as applicable, the Company will indemnify and hold harmless, to the fullest extent permitted by Law, each Participating Shareholder and its Affiliates, and each of their respective directors, officers, employees, agents, shareholders, partners and underwriters, from and against any loss, liability, claim, damage and expense whatsoever (including legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any amendment or supplement thereto, including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or as incurred, arising out of or based upon any failure to comply with Securities Laws (other than any failure to comply with Securities Laws by such Participating Shareholder or underwriter, as applicable); provided, that the Company shall not be liable under this Section 7.2(1) for any settlement of any action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the indemnity provided for in this Section 7.2(1) in respect of a Participating Shareholder or underwriter shall not apply to any loss, liability, claim, damage or expense to the extent incurred, arising out of or based upon any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Participating Shareholder or underwriter stating that such information is being provided for use in the Prospectus. Any amounts advanced by the Company to an Indemnified Person pursuant to this Section 7.2(1) as a result of such losses will be returned to the Company if it is finally determined by a court of competent jurisdiction in a judgment not subject to appeal or final review that such Indemnified Person was not entitled to indemnification by the Company hereunder. For greater certainty, the rights to indemnification provided in this Section 7.2(1) may be exercised by each Participating Shareholder individually and separately from the rights to indemnification of the other Participating Shareholders provided in this Section 7.2(1), and shall not be affected in any way by the exercise, non-exercise or waiver, in whole or in part, by any other Participating Shareholder of such rights to indemnification.
(2)	In connection with any Demand Registration or Piggyback Registration pursuant to Section 6.1 or Section 6.2, as applicable, the Participating Shareholder will indemnify and hold harmless, to the fullest extent permitted by Law, the Company and its Affiliates, and each of their respective directors, officers, employees, agents, shareholders, partners and underwriters, from and against any loss, liability, claim, damage and expense whatsoever (including legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any amendment or supplement thereto, including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or as incurred, arising out of or based upon any failure to comply with Securities Laws (other than any failure to comply with Securities Laws by the Company or such underwriter, as applicable), in each case to the extent but only to the extent, that such loss, claim, damage, cost, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Prospectus, or amendment or supplement thereto, caused by information relating solely to the Participating Shareholder and its Affiliates in reliance upon and in conformity with written information furnished by or on behalf of the Participating Shareholder to the Company in writing specifically for use therein; provided, that such Participating Shareholder shall not be liable under this Section 7.2(2) for any settlement of any action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any amounts advanced by such Participating Shareholder to an Indemnified Person pursuant to this Section 7.2(2) as a result of such losses will be returned to such Participating Shareholder if it is finally determined by a court of competent jurisdiction in a judgment not subject to appeal or final review that such Indemnified Person was not entitled to indemnification by such Participating Shareholder hereunder. The Participating Shareholder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director or officer in connection with investigating or defending any such loss, claim, damage, judgment, fine, penalty, charge, liability or action. In no event shall any indemnification obligation by the Participating Shareholder hereunder exceed the net aggregated proceeds received by the Participating Shareholder from the sale of Registerable Securities covered by such Prospectus.

Section 7.3      Defence of Claim.

Each Person entitled to indemnification under Section 7.2 (each, an “Indemnified Person”) shall give or cause to be given written notice to the indemnifying party promptly after such Indemnified Person becomes aware of any claim in respect of which indemnification may be sought under Section 7.2; provided, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnified Person pursuant to Section 7.2 except to the extent that the indemnifying party is prejudiced by such failure or delay, as applicable. The indemnifying party shall assume the defence of any claim, action or other proceeding giving rise to any such claim for indemnification, including the engagement of counsel selected by the indemnifying party (to the reasonable satisfaction of the Indemnified Person) and the payment of all costs, fees and expenses relating thereto. The Indemnified Person will have the right to engage its own counsel in connection with any such claim, action or proceeding, at the expense of the Indemnified Person unless the engagement of such counsel is (1) authorized in writing by the indemnifying party in connection with the defence of such claim, action or proceeding, (2) the indemnifying party shall not have engaged counsel to take charge of the defence of such claim, action or proceeding in a reasonably timely manner, or (3) the Indemnified Person reasonably determines, based on the advice of counsel, that there may be defences available to it which are different from, or in addition to or conflict with, those available to the indemnifying party, that such claim, action or proceeding involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder or such claim, action or proceeding seeks an injunction or equitable relief against the Indemnified Person or involves actual or alleged criminal activity (in which case the indemnifying party shall not have the right to direct the defence of such claim, action or proceeding on behalf of the Indemnified Person), in any of which events the costs, fees and expenses of such counsel will be borne by the indemnifying party; provided, that in no event shall the indemnifying party be required to pay the costs, fees and expenses of more than one law firm as counsel for all Indemnified Persons pursuant to this Section 7.3, unless in the reasonable judgment of any Indemnified Person a conflict of interest may exist between such Indemnified Person and any other of such Indemnified Person with respect to such claim, action or proceeding. The indemnifying party shall not, in the defence of any claim, action or proceeding assumed by the indemnifying party pursuant to this Section 7.3, except with the prior written consent of each Indemnified Person (which may not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment, or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff, as applicable, to such Indemnified Person of a full and final release from all liability in respect to such claim, action or proceeding.

Section 7.4      Contribution.

If the indemnification provided for in Section 7.2 is unavailable to a Person that would have been an Indemnified Person under Section 7.2 in respect of any losses, liabilities, claims, damages and/or expenses referred to in this Article 7, then the indemnifying party shall, in lieu of indemnifying such Indemnified Person, contribute to the amount paid or payable by such Indemnified Person as a result of such losses, liabilities, claims, damages and/or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such Indemnified Person, on the other hand, in connection with the statement or omission which resulted in such losses, liabilities, claims, damages and/or expenses, as well as any other relevant equitable considerations; provided, that the maximum amount of liability for such a Person who would have been an Indemnified Person shall be limited to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Person from the sale of Registrable Securities effected pursuant to the relevant Demand Registration or Piggyback Registration, as applicable. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, relates to information supplied by the indemnifying party or such Indemnified Person, and their relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by a Person under this Section 7.4 as a result of the losses, liabilities, claims, damages and/or expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation or proceeding. The Company and the Participating Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 7.4.

Section 7.5      Survival.

The indemnification provided for under this Article 7 will survive the expiration or termination of this Agreement, and will remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person, or any officer, director or controlling Person of such Indemnified Person, and will survive any transfer of Common Shares and/or Convertible Securities held by such Indemnified Person or any of its Affiliates.

Section 7.6      Participating Shareholder as Trustee.

The Company hereby acknowledges and agrees that, with respect to this Article 7, each Participating Shareholder is contracting on its own behalf and as agent for the other Indemnified Persons referred to in this Article 7. In this regard, each Participating Shareholder will act as trustee for such Indemnified Persons of the covenants of the Company under this Article 7 with respect to such Indemnified Persons and accepts these trusts, and will hold and enforce those covenants, on behalf of such Indemnified Persons.

Article 8
OTHER COVENANTS

Section 8.1      Standstill.

(1)	From the date hereof until the second anniversary of the date hereof, the Security Holder will not, and will cause its Affiliates not to, directly or indirectly, whether individually or by acting jointly or in concert with any other Person, without the express prior written consent of the Company:
(a)	purchase, offer or agree to purchase any voting or equity securities of the Company or any of its Subsidiaries that would result in ownership by the BAT Group Permitted Holders, together with any joint actors, of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities, including convertible securities that, if exercised or converted, would result in ownership by the Security Holder or any of its Affiliates, whether acting jointly or in concert with any other Person, of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries), calculated assuming conversion of the Convertible Securities held by the BAT Group Permitted Holders;
(b)	enter into, offer, or agree to enter into any acquisition of, or other business combination involving, the Company or any of its Subsidiaries;
(c)	solicit or join in or in any way participate in a solicitation of proxies from the Company Shareholders or otherwise attempt to influence the conduct of the Company Shareholders, other than in connection with the election of the Director Nominees to the Board from time to time;

(d)	make any public announcement with respect to any of the foregoing; or
(e)	advise, assist or encourage any other Person to do, or take any action inconsistent with, any of the foregoing.
(2)	The restrictions contained in Section 8.1(1) shall automatically lapse and be of no further force or effect, and nothing contained in Section 8.1(1) or any other provision of this Agreement or any other Transaction Agreement, shall prohibit any of the actions contained in Section 8.1(1) by the Security Holder or any of its Affiliates in the event that, without any breach of Section 8.1(1) on the part of the Security Holder or any of its Affiliates the Company publicly announces a transaction whereby a third party, together with any Persons acting jointly or in concert with such third party: (i) has agreed to purchase, all of the issued and outstanding Common Shares of the Company; or (ii) has agreed to acquire substantially all of the assets of the Company; provided, that, in each case, the Board publicly supports and/or approves the purchase, offer, agreement or acquisition by such third party, as the case may be.
(3)	For the avoidance of doubt, (i) nothing contained in Section 8.1(1) or any other provision of this Agreement or any other Transaction Agreement shall prohibit or otherwise restrict the Security Holder or any of its Affiliates from subscribing for and purchasing Common Shares from treasury; and (ii) the restrictions contained in Section 8.1(1) shall not apply to the Security Holder acquiring Common Shares (x) in accordance with the Pre-Emptive Rights or Top-Up Rights set forth in Section 5.1 and Section 5.2 of this Agreement, (y) pursuant to an acquisition that does not constitute a take-over bid (exempt or otherwise), or (z) by way of conversion of the Convertible Debenture (in whole or in part).

Section 8.2      Transfer of Common Shares.

(1)	From the date the Convertible Debenture is converted into Common Shares until the date that is 18 months following the conversion date (the “Lock-Up Period”), the Security Holder shall not offer, pledge, sell, assign, transfer, grant any option or contract to purchase, or otherwise dispose of (collectively, a “Transfer”), directly or indirectly, Common Shares to any Person, other than:
(a)	Transfers to Affiliates; provided, that the Security Holder shall remain responsible for the covenants, agreements and obligations of the Security Holder under this Agreement notwithstanding any such Transfer and, following such Transfer, such Affiliate shall also become responsible for the covenants, agreements and obligations of the Security Holder;
(b)	Transfers: (i) by way of deposit under a bona fide take-over bid in respect of the Common Shares made in compliance with Securities Laws; or (ii) in connection with a statutory plan of arrangement or other business combination involving the Company;
(c)	in the event that the Company and/or any of its Affiliates engage in any Restricted Activity (as defined in the Convertible Debenture) or otherwise breaches any of the covenants set forth in this Agreement (including but not limited to the covenants set forth in Section 8.3) and such breach is not cured within the applicable cure period set forth herein, Transfers to any Person following ten Business Days’ prior written notice to the Company following expiration of such cure period to provide the Company with an opportunity to identify a prospective purchaser of the Common Shares; or
(d)	in the event that a change in Law or interpretation thereof gives rise to a reasonable prospect that the Security Holder’s continued holding of Common Shares will be in breach of such Law, Transfers to any Person following ten Business Days’ prior written notice to the Company to provide the Company with an opportunity to identify a prospective purchaser of the Common Shares.

(e)	For the avoidance of doubt, (i) the Security Holder will have the right but not the obligation to sell any or all of its Common Shares to any purchaser identified by the Company in the ten Business Day period following notice from the Security Holder to the Company in (c) above and (ii) the Company will shall use reasonable best efforts to maintain the confidentiality of any potential sale by the Security Holder contemplated above.

Section 8.3      Compliance Matters.

(1)	From and after the date hereof, the Company shall and shall cause its Subsidiaries to:
(a)	comply in all respects with applicable Cannabis Laws and in all material respects with all other applicable Laws; and
(b)	use commercially reasonable efforts to comply with the BAT Group’s Standards of Business Conduct and International Marketing Principles in effect on the date of the Convertible Debenture (true, correct and complete copies of which have been provided by or on behalf of the Security Holder to the Company prior to the date hereof), as may be amended in a manner acceptable to the Company, acting reasonably.

Section 8.4      Certain Protective Provisions.

(1)	From and after the date hereof, the Company shall not and shall cause each of its Subsidiaries (as applicable) not to, without the prior written consent of the BAT Group Representative:
(2)	Adopt any plan or proposal for complete or partial liquidation, dissolution or winding-up of the Company or any of its Subsidiaries (other (a) than dormant Subsidiaries or (b) a liquidation, dissolution or winding-up of any such entity in connection with which all of such entity’s assets are transferred to the Company and/or one or more of its Subsidiaries), or reorganize, make an assignment for the benefit of creditors or file a petition, answer or consent to seeking a reorganization, insolvency proceeding or suffer any other bankruptcy event or commit to any of the foregoing;
(3)	Create, issue or cause to be issued any class or series of equity or equity-linked securities that rank senior to the Common Shares or have any rights attaching to them that are more favorable to the holder thereof than the rights attaching to the Common Shares held by the Security Holder, including, without limitation, any rights with respect to voting, representation on the Board, liquidation or other preference); and
(4)	Voluntarily delist from any trading market (unless the Company is then concurrently listed on another national exchange) or take any other action that would reasonably be expected to result in the Company ceasing to be listed on a national exchange, other than in connection with a change of control of the Company.

Section 8.5      Reserved Board Matters.

(1)	From and after the date hereof, the Company shall not and shall cause each of its Subsidiaries not to take any of the following actions without the requisite approval of the Board (or a Committee where applicable authority has been properly so delegated):
(2)	Issue, sell or grant any shares of its capital stock or other equity securities or voting interests, or any securities or rights convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for any shares of capital stock or other equity or voting securities, other than (A) pursuant to the conversion of the Convertible Debenture or Equity Incentive Plans, (B) the issue or grant of securities to the Company or another wholly-owned subsidiary of the Company, as applicable or (C) the issue or grant of securities pursuant to the Gronk Agreement and MLB Subscription Agreement (each as defined in Disclosure Letter as defined in and delivered pursuant to the Subscription Agreement);

(3)	Redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests;
(4)	Establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests other than dividends and distributions made by Subsidiaries to the Company or other Subsidiaries, as applicable;
(5)	Split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;
(6)	Amend the Constating Documents in a manner that would adversely affect the Security Holder;
(7)	Make any acquisition (including by plan of arrangement) of all or substantially all of the capital stock or any other equity interest or all or substantially all of the assets of any other Person at a cost of greater than $5,000,000;
(8)	Sell, license or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets, except (i) dispositions of inventory in the Ordinary Course and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers among the Company and its wholly-owned Subsidiaries, (iii) leases and subleases of immaterial real property owned by the Company or its Subsidiaries, or (iv) non-exclusive licenses, in each case in the Ordinary Course;
(9)	Sell, assign, lease, exclusively license, abandon or permit to lapse, transfer or otherwise dispose of any intellectual property that is material to the Company and its Subsidiaries taken as a whole;
(10)	Implement or adopt any material change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law;
(11)	Incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money or issue any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of indebtedness for borrowed money of the Company or any of its other wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (10) or is outstanding on the date hereof, (C) indebtedness incurred pursuant to the Convertible Debenture;
(12)	Create, assume or permit to exist any lien on any material assets or property, other than (a) such liens as existed on the date hereof, (b) liens imposed by any Governmental Authority for any Taxes, special assessments or other governmental charges not yet due and payable or delinquent or which are being contested in good faith, (c) liens granted after the date hereof to secure indebtedness for borrowed money approved by the Board, (d) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker's compensation, employment insurance, programs mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (e) undetermined or inchoate encumbrances imposed or permitted by Law and incurred in the Ordinary Course and in the operation of real property, such as builder's liens, construction liens, materialmens' liens and other liens, privileges or other charges of a similar nature that relate to obligations not due; (f) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the business or the real property; (g) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of real property;

(13)	Settle any claim, assessment or dispute with respect to Taxes for an amount materially in excess of the amount reserved in respect thereof;
(14)	Commence, waive, release, compromise, pay, discharge, settle or satisfy any material claim, dispute or litigation;
(15)	Enter into any Equity Incentive Plan not in effect on the date hereof;
(16)	Enter into any (a) material new line of business or (b) geographical markets unless the Company has received an opinion of counsel stating that any such activity in any such geographical market is permissible under applicable Cannabis Laws;
(17)	List any of the Company’s securities on a securities exchange other than the TSX; or
(18)	Authorize any of, or agree or commit to do any of, the foregoing,
(19)	provided, that, any matters previously approved by the Board (or a Committee where applicable authority has been properly so delegated) after the date hereof shall not require any additional approval.

Section 8.6      Additional Relationships

(1)	The Parties acknowledge that the relationship between the Parties shall be a non-exclusive relationship that allows each Party to independently carry out its own commercial activities and pursue third-party commercial partnerships; provided, that, to the extent permitted under applicable Laws, neither Party will, without the prior written consent of the other Party, invest in or participate in any joint venture with the other Party’s Competitors. Notwithstanding the foregoing, nothing shall preclude a Party from entering into any transaction for the sale of all or substantially all of its equity securities with a competitor of the other Party provided any such transaction is subject to the receipt of shareholder approval of the transacting party.

Article 9
REPRESENTATIONS AND WARRANTIES

Section 9.1      Representations and Warranties.

Each Party represents and warrants to the other Party that:

(1)	it is duly formed and organized and validly existing under the Laws of its jurisdiction of incorporation, and has the corporate power and capacity to own its assets, and to enter into and perform its obligations under this Agreement in accordance with the terms hereof;
(2)	this Agreement has been duly authorized, and duly executed and delivered by, such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms (assuming the due authorization, execution and delivery thereof by the other Party), subject to all bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally; and

(3)	the execution, delivery and performance of this Agreement does not and will not contravene the provisions of such Party’s constating or other organizational documents, or the provisions of any Contract to which such Party is a party or by which such Party or any of its assets may be bound.

Article 10
GENERAL PROVISIONS

Section 10.1      No Obligation to Finance.

None of the BAT Group Permitted Holders shall have any obligation to provide any financing to the Company, its Subsidiaries or any of its or their respective Affiliates, or otherwise to guarantee the fulfillment of any of their respective obligations to any other Person.

Section 10.2      Governing Law and Jurisdiction.

This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to conflict of Laws principles. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom), and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 10.3      Share Buybacks.

The Company shall not, without the prior written consent of the BAT Group Representative, acting reasonably, redeem, repurchase or otherwise acquire for cancellation, or offer to redeem, repurchase or otherwise acquire for cancellation, any Common Shares (a “Share Buyback”), where such Share Buyback would be reasonably likely to result in the BAT Group Permitted Holders beneficially owning and/or controlling, directly or indirectly and assuming conversion of the Convertible Debenture in full, 20% or more of the voting rights attached to all of the issued and outstanding Common Shares.

Section 10.4      All Common Shares Subject to this Agreement.

The Security Holder (for and on behalf of itself and each BAT Group Permitted Holder) agrees that it shall be bound by the terms of this Agreement with respect to all Common Shares owned and/or controlled, directly or indirectly, by the Security Holder and each other BAT Group Permitted Holder from time to time.

Section 10.5      Changes in Capital of the Company.

At all times after the occurrence of any event which results in a change to the Common Shares and/or Convertible Securities, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Common Shares and/or Convertible Securities are so changed, and the Parties will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

Section 10.6      BAT Group Permitted Holders Agreement to be Bound.

Each BAT Group Permitted Holder that becomes a Company Shareholder or securityholder must concurrently with becoming a Company Shareholder or securityholder execute and deliver to the Company a counterpart copy of this Agreement, or a written agreement in form and substance satisfactory to the Parties, agreeing to be bound by this Agreement.

Section 10.7      Constating Documents.

In the event of any conflict or inconsistency between the terms of this Agreement, on the one hand, and the Constating Documents, on the other hand, the terms of this Agreement shall prevail to the extent of the conflict or inconsistency.

Section 10.8      Term and Termination.

(1)	This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in full force and effect until the earlier of:
(a)	the date on which the Convertible Debenture is repaid in full;
(b)	upon a Change of Control (as defined in the Convertible Debenture) of the Company, if such Change of Control results in (A) a successor entity upon completion of an arrangement, amalgamation, consolidation or merger involving the Company, (B) another entity carrying on the business of the Company, or (C) the Company becoming a wholly-owned subsidiary of another entity;
(c)	the date on which the BAT Group Permitted Holders cease to hold the Convertible Debenture and/or any Common Shares issuable upon the exercise, conversion or exchange of any Convertible Securities;
(d)	the date on which this Agreement is terminated by the mutual consent of the Parties; or
(e)	the dissolution or liquidation of the Company.
(2)	Notwithstanding the valid termination of this Agreement pursuant to Section 10.8(1):
(a)	the provisions of Article 1, Section 3.2, Article 7 and Sections 10.1, 10.2, 10.7, 10.8 and 10.1 through 10.21 and, if the Company or the Security Holder reasonable believe that the BAT Group Permitted Holders would beneficially own and/or control, directly or indirectly and assuming conversion of the Convertible Debenture in full, 20% or more of the voting rights attached to all of the issued and outstanding Common Shares following any Share Buyback, Section 10.3 shall survive such termination and continue in full force and effect in accordance with their terms; and
(b)	any rights or obligations which have accrued or arisen under the provisions of Article 7 of this Agreement prior to the effective time of such termination shall survive such termination unimpaired in accordance with the terms hereof.

Section 10.9      Dividends and Distributions.

(1)	The Company shall provide reasonable prior written notice to the BAT Group Representative, in advance of the timelines required under Securities Laws, of the proposed declaration of any dividend or other distribution on or in respect of the Common Shares, including the applicable record and payment dates and the proposed form of dividend or other distribution (i.e., cash, Common Shares and/or other property).
(2)	The Parties shall discuss in good faith the manner by which the BAT Group Permitted Holders may defer their receipt of all or a portion of any dividends or other distributions declared on or in respect of the Common Shares held by them from time to time.

(3)	The Company shall ensure that any payments made to the BAT Group Permitted Holders are not made from funds which are derived from any conduct defined as “specified unlawful activity” under Section 1956(c)(7) of Title 18 of the United States Code. Any such funds shall be held by the Company in a segregated bank account.

Section 10.10      Notices.

(1)	Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, courier or email, and addressed:
(a)	to the Company, at:

700 Tech Court

Louisville, CO 80027

United States

Attention:	General Counsel
E-mail:	[* * *]

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King St W

Toronto, Ontario M5X 1E2

Canada

Attention:	Jarrod Isfeld and Russel W. Drew
Email:	jarrod.isfeld@dlapiper.com and russel.drew@dlapiper.com

(b)	to the BAT Group Representative, at:

Globe House

4 Temple Pl

London WC2R 2PG

Attention:	Juan Palacios
Email:	[* * *]

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street, 33rd Floor
New York, New York 10281

Attention:	Randi Lesnick
Brad Brasser
Email:	rclesnick@jonesday.com
bcbrasser@jonesday.com

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1B9

[***] Indicates material that has been excluded from this Exhibit 10.3 because it is private or confidential and not material.

Attention:	Evan Marcus and Colin Burn
Email:	emarcus@stikeman.com and cburn@stikeman.com

(2)	A Notice is deemed to be given and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt), and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 10.11      Time of the Essence.

Time is of the essence in this Agreement.

Section 10.12      Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The fees and expenses referred to in this Section 10.12 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of legal counsel, accountants and other advisors.

Section 10.13      Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.14      Entire Agreement.

This Agreement and the Subscription Agreement, and the other Transaction Agreements by and among the Parties and certain of their respective Affiliates contemplated hereby and thereby, constitute the entire agreement among the Parties and their respective Affiliates with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective Affiliates with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement and the Subscription Agreement, and the other Transaction Agreements contemplated hereby and thereby, except as specifically set forth herein and therein. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 10.15      Successors and Assigns.

(1)	This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, as applicable.
(2)	Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party; provided, that the Security Holder may assign this Agreement, or any of its rights and/or obligations hereunder, to any of its Affiliates; provided further, that the Security Holder shall remain responsible for the covenants, agreements and obligations of the Security Holder under this Agreement notwithstanding any such assignment.

Section 10.16      Third Party Beneficiaries.

Except as expressly provided in this Agreement (including Article 7), the Parties intend that: (1) this Agreement will not benefit or create any right or cause of action in favour of any Person other than (a) the BAT Group Permitted Holders, and (b) the Company; and (2) no Person other than the BAT Group Permitted Holders, on the one hand, and the Company, on the other hand, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights granted by or under this Agreement to any Person that is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person.

Section 10.17      Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by both Parties.

Section 10.18      Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.19      Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages alone would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

Section 10.20      Further Assurances.

Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and the transactions contemplated hereby, and shall use commercially reasonable efforts, and take all such steps as may be reasonably within its power, to implement to their full extent the provisions of this Agreement in accordance with the terms hereof.

Section 10.21      Counterparts.

This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be on the date first above written.

CHARLOTTE’S WEB HOLDINGS, INC.
By:	/s/ Jacques Tortoroli
Name: Jacques Tortoroli
Title: Chief Executive Officer

BT DE INVESTMENTS INC.
By:	/s/ Valerie Solomon
Name: Valerie Solomon
Title: Director

Schedule A
Registration Rights Procedures

1.1        Registration Procedures.

(1)	In connection with the Demand Registration and Piggyback Registration obligations pursuant to the Agreement, the Company will use commercially reasonable efforts in accordance with the Agreement to effect the qualification for the offer and sale or other disposition or Prospectus Distribution of Registrable Securities of the BAT Permitted Group Holders in one or more Canadian jurisdictions as directed by the BAT Permitted Group Holders, and in pursuance thereof the Company will as expeditiously as possible:
(a)	to the extent not already prepared and filed, prepare and file in the English language and, if required, French language, with the Canadian Securities Regulators a Prospectus in compliance with Securities Laws, relating to the Demand Registration or Piggyback Registration, as applicable, including all exhibits, financial statements and such other related documents required by the Canadian Securities Regulators to be filed therewith, and use its commercially reasonable efforts to cause the applicable Canadian Securities Regulator or Canadian Securities Regulators to issue a receipt for such Prospectus, if applicable; and the Company will furnish to the Participating Shareholders and the lead underwriter or underwriters, if any, copies of such Prospectus and any amendments or supplements thereto in the form filed with the Canadian Securities Regulators, promptly after the filing of such Prospectus and any amendment or supplement thereto;
(b)	prepare and file with the Canadian Securities Regulators such amendments or supplements to the Prospectus as may be necessary to complete the Prospectus Distribution of all such Registrable Securities and as required under the Securities Act or under any applicable provisions of Securities Laws;
(c)	notify the Participating Shareholders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company: (i) when the Prospectus or any amendment or supplement thereto has been filed or a receipt has been issued, and furnish to the Participating Shareholders and lead underwriter or underwriters, if any, with copies thereof; (ii) of any request by the Canadian Securities Regulators for amendments to the Prospectus or for additional information; (iii) of the issuance by the Canadian Securities Regulators of any stop order or cease trade order relating to the Prospectus or any order preventing or suspending the use of any Prospectus or the initiation or threatening of any proceedings for such purposes; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in jurisdiction or the initiation or threatening of any proceeding for such purpose;
(d)	promptly notify the Participating Shareholders and the lead underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the Prospectus in light of the circumstances under which they were made) when such Prospectus was delivered not misleading, fails to constitute full, true and plain disclosure of all material facts regarding the Registrable Securities when such Prospectus was delivered or if for any other reason it will be necessary during such time period to amend the Prospectus in order to comply with Securities Laws and, in either case as promptly as practicable, prepare and file with the Canadian Securities Regulators, and furnish to the Participating Shareholders and the managing underwriters or underwriters, if any, a supplement or amendment to such Prospectus which will correct such statement or omission or effect such compliance;

(e)	use commercially reasonable efforts to obtain the withdrawal of any stop order, cease trade order or other order against the Company or affecting the securities of the Company suspending the use of any Prospectus or suspending the qualification of any Registrable Securities covered by the Prospectus, or the initiation or the threatening of any proceedings for such purposes;
(f)	furnish to the Participating Shareholders and each lead underwriter or underwriters, if any, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Prospectus, including financial statements and schedules and all documents incorporated therein by reference, and provide the Participating Shareholders and their respective counsel with a reasonable opportunity to review and provide comments to the Company on the Prospectus;
(g)	deliver to the Participating Shareholders and the underwriters, if any, without charge, as many commercial copies of the Prospectus and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the Participating Shareholders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as the Participating Shareholders may reasonably request in order to facilitate the disposition of the Registrable Securities by such Person;
(h)	on or prior to the date on which a receipt is issued for the Prospectus by the applicable Canadian Securities Regulators, use commercially reasonable efforts to qualify, and cooperate with the Participating Shareholders, the lead underwriter or underwriters, if any, and their respective counsel in connection with the qualification of, such Registrable Securities for offer and sale under the Securities Laws of each Qualifying Jurisdiction, as any such Person or underwriter reasonably requests in writing provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(i)	in connection with any underwritten offering enter into customary agreements, including an underwriting or agency agreement with the underwriter or underwriters, such agreements to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting or agency agreements, as applicable, with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article 5 of the Agreement, but in any event, which agreements will contain provisions for the indemnification by the underwriter or underwriters in favour of the Company with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus included in reliance upon and in conformity with written information furnished to the Company by any underwriter in writing;

(j)	as promptly as practicable after filing with the Canadian Securities Regulators any document which is incorporated by reference into the Prospectus, provide copies of such document to the Participating Shareholders and their respective counsel and to the lead underwriter or underwriters, if any;
(k)	file, and to not withdraw, a notice declaring its intention to be qualified to file a short form prospectus as soon as permitted by Securities Laws;
(l)	use its commercially reasonable efforts to obtain a customary legal opinion, in the form and substance as is customarily given by external company counsel in securities offerings, addressed to the Participating Shareholders and the underwriters, if any, and such other Persons as the underwriting agreement may reasonably specify, and a customary “comfort letter” from the Company’s auditor and/or the auditors of any financial statements included or incorporated by reference in a Prospectus;
(m)	furnish to the Participating Shareholders and the lead underwriter or underwriters, if any, and such other Persons as the Participating Shareholders may reasonably specify, such corporate certificates, satisfactory to the Participating Shareholders acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Participating Shareholders may reasonably request;
(n)	provide and cause to be maintained a transfer agent and registrar for such Common Shares not later than the date a receipt is issued for the final Prospectus by the applicable Canadian Securities Regulators and use its best efforts to cause all Common Shares covered by the Prospectus to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
(o)	participate in such marketing efforts as the Participating Shareholders or lead underwriter or underwriters, if any, determine are reasonably necessary, such as “roadshows”, institutional investor meetings and similar events;
(p)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of each Participating Shareholder under the Agreement; and
(q)	take no direct or indirect action prohibited by OSC Rule 48-501 - Trading during Distributions, Formal Bids and Share Exchange Transactions; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

1.2.       Participating Shareholders’ Obligations.

(1)	The Company may require the Participating Shareholders to furnish to the Company such information regarding the Prospectus Distribution of such Registrable Securities and such other information relating to the Participating Shareholders and their respective beneficial ownership of Common Shares as the Company may from time to time reasonably request in writing in order to comply with Securities Laws in each jurisdiction in which a Demand Registration or Piggyback Registration, as applicable, is to be effected. The Participating Shareholders agree to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of the Agreement and Securities Laws. The Participating Shareholders will promptly notify the Company when a Participating Shareholder becomes aware of the happening of any event (insofar as it relates to such Participating Shareholder or information provided by such Participating Shareholder in writing for inclusion in the applicable Prospectus) as a result of which the Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the Prospectus in light of the circumstances under which they were made) when such Prospectus was delivered not misleading or, if for any other reason it will be necessary during such time period to amend or supplement the Prospectus in order to comply with Securities Laws.
(2)	Each Participating Shareholder, if requested by the underwriter or underwriters of such Prospectus Distribution, if any, agrees to become bound by and to execute and deliver a lock-up agreement restricting such Participating Shareholder’s right, for a period of time not to exceed 90 days, to: (a) transfer, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for such Common Shares; or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of beneficially ownership of Common Shares. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (i) transfers to an Affiliate; provided, however, that in any such case, it shall be a condition to the transfer that such transferee execute an agreement stating that the transferee is receiving and holding such Common Shares subject to the provisions of the lock-up agreement; (ii) conversions of Common Shares into other classes of shares without change of beneficial ownership; (iii) transactions relating to Registrable Securities in open market transactions after the date hereof; or (iv) any Registrable Securities sold pursuant to a Prospectus for such Prospectus Distribution.
(3)	In addition, the Participating Shareholders shall, if required under Securities Laws, execute any certificate forming part of a Prospectus to be filed with the applicable Canadian Securities Regulators.
(4)	In connection with any underwritten offering in connection with a Demand Registration or Piggyback Registration, as applicable, the Participating Shareholder shall enter into customary agreements, including an underwriting or agency agreement with the lead underwriter or underwriters, such agreements to contain such representations and warranties by the Participating Shareholder and such other terms and provisions as are customarily contained in underwriting or agency agreements, as applicable, with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article 7, but in any event, which agreements will contain provisions for the indemnification by the underwriter or underwriters in favour of the Participating Shareholder with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus included in reliance upon and in conformity with written information furnished to the Company by the underwriter in writing.

Schedule B
Competitors of the Company

[* * * ]

[***] Indicates material that has been excluded from this Exhibit 10.3 because it is private or confidential and not material.

Schedule C

Competitors of the Security Holder

[* * *]

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is private or confidential and not material.